Exhibit 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
Edward R. (Jack) Cameron (952) 930-9000
Richard G. Cinquina, Equity Market Partners
(612) 338-0810

Appliance Recycling Centers of America
Reports Strong Fourth Quarter Revenue Growth

Same-Store ApplianceSmart Sales Up 26%

Minneapolis, MN—March 16, 2004—Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) today reported revenues of $10,996,000 for the fourth quarter of 2003 ended January 3, 2004, an increase of 19% from $9,208,000 in the year-earlier period.  ARCA posted a net loss of $291,000 or $0.12 per share for the quarter, which included a charge of $86,000 related to a decrease in volume and a change in business for used/unrefurbished appliances, which the Company has decided not to expand.  In last year’s fourth quarter, ARCA reported a net loss of $717,000 or $0.31 per share.

For full-year 2003, revenues totaled $43,609,000, compared to $45,720,000 in 2002.  ARCA’s net loss in 2003 came to $1,541,000 or $0.66 per share, which includes approximately $140,000 of costs related to the closing of a store in Dayton, Ohio and opening a store in Atlanta, GA during 2003 in addition to the charge in fourth quarter mentioned above.  ARCA reported earnings of $332,000 or $0.11 per diluted share in 2002.

Same-store sales of the seven ApplianceSmart factory outlets that were open during the complete fourth quarters of 2003 and 2002 rose 26%, due partly to the improved performance of ApplianceSmart’s Ohio operations, which were restructured and strengthened earlier in 2003.  For the quarter, total retail sales increased 16%, due partly to the consistently strong results of the new Champlin, Minnesota, outlet.

ARCA entered the Atlanta market in December 2003 by opening Refrigerator Liquidators by ApplianceSmart, a 30,000-square-foot factory outlet superstore that primarily sells special-buy refrigerators.

Although a grand opening supported by advertising is not planned until late April, the early performance of this outlet supports ARCA’s belief that it could become a top performer as the year progresses.

Recycling revenues increased 34% in the fourth quarter on a year-over-year basis but were down significantly for the full year, reflecting the expiration of two of California’s three energy conservation programs in 2002.  Only one recycling program was operational in California throughout 2003.

As previously reported, ARCA signed a contract with Southern California Edison Company in January 2004 to handle appliance recycling operations in the utility’s service territory under California’s Statewide Residential Appliance Recycling Program for the years 2004 and 2005.  ARCA expects to recycle approximately 70,000 old but working major household appliances during each year of the two-year contract.  Annual recycling volumes under this contract would be approximately twice the level handled in 2003.

Edward R. (Jack) Cameron, president and chief executive officer, commented: “Although we are disappointed with ARCA’s performance during the past year, we have reason for optimism as we look ahead to 2004.  Having streamlined ApplianceSmart’s Ohio operation by exiting the weak Dayton market and strengthening the operations of our factory outlets in the Columbus market, we believe the Ohio market should post improved results in 2004.  We also see considerable potential for our new Atlanta factory outlet, which has an excellent, high-traffic location in a large and strongly growing market.  Our performance during the coming year also will benefit from expanded recycling volumes in California under our new two-year contract.  We are currently pursuing other energy conservation recycling opportunities that potentially could contribute to our operating results during 2004.  At the same time, we are continuing to streamline our operations with the goal of maximizing the impact of growing revenues on ARCA’s bottom line.”

About ARCA

Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool.  These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel.  ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor.  As of March 2004, ApplianceSmart was operating nine factory outlets: four in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; one in the Atlanta market; and one in

Los Angeles.  ARCA is also one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities.

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Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

Visit our web site at www.arcainc.com

Appliance Recycling Centers of America, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF OPERATIONS

4th Quarter 2003 Results

(000’s omitted except for share amounts)

	Three months ended		Twelve months ended
	Jan. 3 2004	Dec. 28 2002	Jan. 3 2004	Dec. 28 2002
Revenues
Retail	$8,578	$7,430	$34,805	$29,893
Recycling	2,142	1,596	8,014	14,625
Byproduct	276	182	790	1,202
Total revenues	10,996	9,208	43,609	45,720

Cost of Revenues	7,799	6,474	31,730	29,946

Gross profit	3,197	2,734	11,879	15,774

Selling, General & Administrative Expenses	3,635	3,636	13,655	14,032
Operating income (loss)	(438)	(902)	(1,776)	1,742

Other Income (Expense)
Other income (expense)	0	26	(5)	47
Interest income	12	0	12	0
Interest expense	(201)	(323)	(748)	(1,236)

Income (loss) before provision (benefit) for income taxes	(627)	(1,199)	(2,517)	553

Provision (Benefit) for Income Taxes	(336)	(482)	(976)	221

Net income (loss)	$(291)	$(717)	$(1,541)	$332

Basic Earnings (Loss) per Common Share	$(0.12)	$(0.31)	$(0.66)	$0.14

Diluted Earnings (Loss) per Common Share	$(0.12)	$(0.31)	$(0.66)	$0.11

Basic Weighted Average No. of Common Shares Outstanding	2,350	2,324	2,343	2,320

Diluted Weighted Average No. of Common Shares Outstanding	2,350	2,324	2,343	3,025